UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 9, 2010

Hythiam, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-31932	88-0464853
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11150 Santa Monica Boulevard, Suite 1500 Los Angeles, California	90025
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (310) 444-4300

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement

On December 9, 2010, Hythiam, Inc. (the “Company”) entered into the Eighth Amendment to Lease by and between the Company and Irving Company LLC, pursuant to which, among other things, the Company extended the term of the lease on the office space located at 11150 Santa Monica Boulevard, Suite 1500 through December 31, 2013.   The signing of this lease extension will conclude all of the Company’s previously disclosed plans of reducing space and property leasing costs and is expected to reduce occupancy costs by over $1,000,000 during the three year lease term.

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of  Certain Officers; Compensatory Arrangements of Certain Officers.

(e)           On December 9, 2010, the board of directors of the Company (the “Board of Directors”) approved the adoption of the 2010 Stock Incentive Plan (the “Plan”). The Plan allows the Company, under the direction of the Compensation Committee of the Board of Directors, to make grants of stock options, restricted and unrestricted stock and other stock-based awards to employees, including the Company’s executive officers, consultants and directors. The Plan allows for the issuance of up to 216,000,000 additional shares of Common Stock pursuant to new awards granted under the Plan and up to approximately 14,000,000 shares of Common Stock that are represented by options outstanding under our 2003 and 2007 Stock Incentive Plans that expire or are cancelled without delivery of shares of common stock on or after December 9, 2010. The Company currently does not have authorized sufficient number of shares of Common Stock and intends to file a definitive proxy statement on Schedule 14A with the Securities and Exchange Commission seeking shareholder approval to amend the Company’s Certificate of Incorporation to increase the authorized shares of Common Stock.

Item 9.01 Financial Statements and Exhibits.

(d)  Exhibits.

10.1           Eighth Amendment to Lease by and between between Hythiam, Inc. and The Irvine Company, LLC, dated December 9, 2010
10.2           Hythiam, Inc. 2010 Stock Incentive Plan +

+ Management contract or compensatory plan arrangement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Hythiam, Inc.

December 16, 2010	By:	/s/ PETER L. DONATO
Peter L. Donato
Chief Financial Officer